Payless Stockholders Pass Proposals at Company's Annual Meeting

    TOPEKA, Kan., May 24 /PRNewswire-FirstCall/ -- Stockholders of Payless ShoeSource, Inc. (NYSE: PSS) today approved all four of management's proposals at the Company's annual meeting.

    Stockholders re-elected three directors to the Payless Board of Directors; ratified the reappointment of Deloitte & Touche LLP as the company's independent registered public accountants for fiscal year 2007; approved the amendments to and restatement of the Payless ShoeSource, Inc. 2006 Stock Incentive Plan; and approved the amendments to and restatement of the Payless ShoeSource Inc. Incentive Compensation Plan.

    Daniel Boggan Jr., Retired Senior Vice President of the National Collegiate Association, Michael A. Weiss, former President and Chief Executive Officer of Express, a subsidiary of Limited Brands, Inc., and Robert C. Wheeler, President of Hill's Pet Nutrition were re-elected to the Payless Board of Directors at the meeting. These board members were each elected to a three-year term to expire at the Annual Meeting of Stockholders in 2010.

    Other board members whose terms continue are: Howard Fricke, Chairman of the Board for Payless ShoeSource, Inc., and Retired Chairman of the Board, The Security Benefit Group of Companies; Matthew E. Rubel, Chief Executive Officer and President, Payless ShoeSource, Inc.; Mylle H. Mangum, Chief Executive Officer of IBT Enterprises, LLC; Judith K. Hofer, Retail Consultant; John F. McGovern, Partner, Aurora Capital LLC; Robert F. Moran, President and Chief Operating Officer of PetSmart, Inc.; and D. Scott Olivet, Chief Executive Officer and Director of Oakley, Inc.

    Mr. Michael E. Murphy retired at the end of his current term, which expired at today's meeting. Mr. Murphy is the Retired Vice Chairman and Chief Administrative Officer, Sara Lee Corporation. Concurrent with Mr. Murphy's retirement, the Board's size was decreased to ten directors.

    Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere, dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value. As of the end of fiscal 2006, the Company operated a total of 4,572 stores. In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com.

SOURCE  Payless ShoeSource, Inc.
    -0-                             05/24/2007
    /CONTACT: James Grant of Payless ShoeSource, Inc., +1-785-559-5321/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html / /Web site: http://www.paylessinfo.com /